Exhibit 99.2

IMMUCOR, INC.
CONFERENCE CALL TRANSCRIPT
DECEMBER 16, 2003 – 11:00 A.M. (EST)

Operator:	Good day, ladies and gentlemen. Thank you for standing by, and welcome to the Immucor Incorporated conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, and instructions will follow at that time. As a reminder, this conference call is being recorded.

Certain statements on this conference call constitute forward-looking statements, and actual results and events could differ materially. Specifically, the statements regarding the full year earnings estimate and increasing Galileo placement are forward-looking statements, and were developed based on current estimates and numerous assumptions. These estimates and assumptions reflect subjective judgments concerning future events and circumstances, and may be incomplete or incorrect, and unanticipated events and circumstances may occur, causing these assessments and assumptions to be wrong.

The company does not intend to update or revise this projection unless required to do so by the federal securities laws. For a detailed discussion of factors that could cause actual results to vary from these forward-looking statements, please refer to the company’s most recent filings with the SEC, including our annual report on Form 10-K for the fiscal year ended May 31, 2003, and our quarterly report on Form 10-Q for the quarter ended August 31, 2003.

I would now like to introduce your host for today’s conference, Mr. Edward L. Gallup, Chairman and Chief Executive Officer. Mr. Gallup, you may begin.

Edward Gallup:	Good morning, and thanks for joining us for this preliminary 2nd quarter conference call. I am joined on the call by Steve Ramsey, our Vice President and CFO. We are obviously disappointed with the gross margin and net income numbers. The quarter’s performance is adversely affected by a miss of $.06 on the EPS side. $.03 of this is a result of a non-cash charge of $924,000 related to the replacement of our senior lender with a lender which offered more favorable terms to the company.

The remaining $.03 is related to a drop-off in US sales versus the previous quarter both in instruments and reagents, and additional expenses associated with the CE marking of approximately 110 products. The instrument sales do tend to bounce around, and we believe the reagent sale decrease is due to ordering patterns of certain distributors who purchase direct from the United States.

We have increased our revenue guidance for the fiscal year to a range of $109-112 million, and reduced earnings per share for the same period to a range of $.71-.75. Our Galileo sales in Europe remain robust. There is actually a misprint in the press release. For the quarter, we had 23 Galileo placements, and a total amount of 93. In the United States, we’re compiling the data for FDA submission, and expect this to occur in February.

The data is outstanding, and the slippage in time is related to additional software validation that we have chosen to undertake. On a very positive note, we spent the last couple of days meeting with our Japanese distributor, and we have now learned that the approval in Japan will be much faster for the Galileo than originally anticipated, and that could possibly occur by the end of May of ‘04 rather than our original estimate of one year.

I want to make a comment about the additional expense associated with CE marking. As you can see in the press release, that was approximately $300,000. The CE marking project is something that we have been undertaking for the past year to year and a half. The drop-dead date for the completion was December 7, and we had a high degree of confidence all along that we would make that drop-dead date. But we ended up, in the month of November, doing a lot of unexpected scrambling. And we did get 57 List A products and 53 List B products approved for CE marking. There was no interruption in our shipments, however, there was a lot of unexpected additional expense involved with this.

At this point, I’ll turn this over for questions, and Steve and I will be glad to respond.

Operator:	Thank you. If you have a question at this time, please press * then the 1 key on your touchtone phone. If your question has been answered, or you wish to remove yourself from the queue, please press * then the number 2. One moment for questions.

Your first question comes from John Reilly of CJS Management.

John Reilly:	Good morning. Could you tell us what the backlog of your machine orders were at the end of the quarter?

Edward Gallup:	$907,000 of which 6 were ABSs, 4 were ROSYS, and 2 DIAS, the instrument that we don’t sell many of anymore because it is just for very large accounts. And in addition, we have already placed a couple of instruments in December. So, our instrument sales are okay, they’re just kind of lumpy.

John Reilly:	In your opinion, do you believe it's a demand issue? Or do you think that it's a time issue related to quarterly numbers?

Edward Gallup:	I believe it is a timing issue, as evidenced by the backlog.

John Reilly:	Could you break down the increased expense that CE marking contributed in the month of November?

Steve Ramsey:	Roughly half of it was in cost of goods sold, the other half of it was in SG&A.

Edward Gallup:	About 150,000 each.

John Reilly:	Got it. And those costs, the cost related to the CE marking, is now substantially completed?

Edward Gallup:	It's substantially completed, but we could incur as much as another 150,000. It would all incur in December.

John Reilly:	And one just last question, then I'll get back in the queue. Just related to the timing of the filing data to the FDA for the Galileo, is that a delay from your original projection?

Edward Gallup:	Yes. It is.

John Reilly:	And what is the reason for that?

Edward Gallup:	It's software. It's additional software testing that we have just chosen to undertake. With as many instruments as we have operating in Europe, we expected the data would be good, and it is. But this is totally related to internal software validation prior to submission.

Operator:	Your next question comes from Steve Hamill of Piper Jaffray.

Steve Hamill:	Morning. A couple of questions. First, can you give us a sense of the terms of the new credit facility, what the change in your borrowing rate is there?

Steve Ramsey:	It would be about 100 basis points favorable to the company.

Steve Hamill:	Then, I’m a little confused in terms of some of the comments regarding US sales, particularly reagent sales. Clearly, the instrument sales were down. But it looked like – and I think we had talked about this previously. But the US reagent revenues in Q1 were actually abnormally high. It doesn’t strike me that your reagent revenue was all that low in the US in the November quarter. Is that not – am I off base on that?

Edward Gallup:	No, you’re not. Because one of the things we do is, when we report US sales, we include distributors outside of the United States who buy direct from us. And the primary – so it’s correctly categorized as US sales. But the primary reason for that drop-off is ordering patterns with our Japanese distributor and our large distributor in Mexico. US sales were pretty much as expected, off about $120,000 versus the very strong 1st quarter. So, you’re absolutely right.

Steve Hamill:	So I guess, then, it leaves me wondering a little bit as to the cause of the gross margin shortfall. If US revenue really wasn’t all that light, why the significant dip in gross margin?

Steve Ramsey:	Ed's talking about US sales to domestic customers. I mean, it was a real shortfall in the US in sales to distributors.

Steve Hamill:	I guess I still am a little bit confused here, because when I look at quarter to quarter, August to November, it doesn’t look to me like your reagent revenue dropped off all that much. In fact, it looks pretty flat quarter to quarter. But why – yet, it appears that your gross margin did dip quarter to quarter. And that’s where I’m struggling to understand.

Edward Gallup:	I think part of that, Steve, is in the US instrument sales. When we sell instruments in the US our margins are in the 40-50% range. When we have stronger European sales than US, our margins as you know are down as low as 24%. And again, we don’t have our arms around all of these numbers. This is a preliminary release that we wanted to get out. But it’s my suspicion that that’s what it is.

Steve Hamill:	And then how much of it would you say is attributable to the manufacturing challenges that you had down in Houston throughout 2003, and late 2002?

Edward Gallup:	It’s hard to say. We are still not operating our plant as efficiently as we would like to. And I think we’ll see that when we look at the numbers in more detail. But I am very positive about this red cell consolidation project. And for those of you that may not be aware of it, we currently manufacture about 40% of our business is in the red cell area, with very short dated products. So, we are continually making red cell-related products in both our Houston and our Norcross facility.

We are consolidating those efforts to Norcross, where we will no longer have redundant manufacturing for 40% of our business. That is targeted to happen in March. In a perfect world, we would see labor savings and waste savings immediately. But I’m not naive enough to think that we might not run into a couple of glitches. I think you will see, in the 1st quarter of ‘05, our plants operating much more efficiently.

Steve Hamill:	And if I can ask two just real quick questions, I’ll jump back in the queue. First, in terms of the gross margin for the quarter, I’m looking at something in my model close to 55.5%. Am I on target right now with where you’re thinking it’s going to go?

Edward Gallup:	55.9, I believe it is.

Steve Hamill:	55.9. And then finally, you gave us a lot of detail about the submissions you’ve put in for CE marking. I guess the key question is, 57 List A products and 53 List B products constitute the bulk of your European product sales, or are there other products that are not going to be CE marked in time for the directive?

Edward Gallup:	No. There’s an additional 76 products that they call “self-declared” products. And we have cleared back for CE marking. We have consolidated some of our product lines. But in total, we have 186 CE marked products.

Steve Hamill:	So I guess the key question being, do you have any risk to your revenue in the next couple of quarters because there are products that you would like to have CE marked or self-declared that aren’t?

Edward Gallup:	None. We CE marked everything we wanted to.

Operator:	Your next question comes from Randy Gwirtzman of Barron Capital.

Randy Gwirtzman:	Good morning, guys. First question, just following up on the mention that you made about the Japanese approval, what is the size of the market opportunity there? Is that something that's similar to the Europe market?

Edward Gallup:	It’s very close to the European market. When we talk about it, it’s not quite as big, but in general terms, we talk about the market being made up of about 1/3 US, about 1/3 Europe, and almost 1/3 in Japan. We think that market can be as high as $100 million. We do less than $3 million in Japan now.

One of the things that we have been working on for the past 9-10 months is, we had an Immucor distributor in Japan, and we had a Gamma distributor that we inherited when we acquired Gamma. And we have picked the better of those two distributors, which is the Gamma distributor. It was announced to the Japanese market yesterday that Kainos Laboratories is now Immucor’s distributor for all Immucor products, all Gamma products, and most importantly, the Galileo.

We think there is a significant opportunity for Galileo placements, and we were ecstatic yesterday when we found out from the distributor and our consultant for Japan, who is also here, that the actual time for the approval is 2 months and 2 weeks. We have to ship an instrument over there, they have to do some initial work. And I think end of May is a very doable date for a product launch of the Galileo in Japan. So, that was some great news we received yesterday.

Randy Gwirtzman:	The other topic I just want to follow up on was, it was mentioned in the press release about the CE markings effectively kind of maybe shifting sales free agents into the European VAR channel. Is that because they’re waiting for inventory that’s remarked? And if so, does that mean that you’ll see the recapture of those sales going forward?

Edward Gallup:	We did see some drop-off in our distributor in Czechoslovakia. We’ll see some small pick-up, Randy, from people who did not order.

Randy Gwirtzman:	I'm just trying to understand part of the reason for the revenue shortfall in the - just the mention -

Steve Ramsey:	Overall distributor business was down out of the United States. Some of them are European distributors. Frank Diagnostic. There's just any number of small ones. So, we believe that it may be related to CE marking.

Randy Gwirtzman:	Is there - there is no - I think you've mentioned that there was a large Mexican and Japanese distributor?

Edward Gallup:	Yes. Not related, obviously not related to CE marking.

Randy Gwirtzman:	If that's not related to CE, was there any particular reason for that?

Edward Gallup:	Just ordering patterns. I mean, the Japanese distributor, Kainos who is our new distributor, took some inventory from our old distributor, Sanko. But they had given us large purchase commitments. And I expect that will rebound very soon. And Mexico is just simply an ordering pattern.

Randy Gwirtzman:	When you say "ordering pattern," it's not seasonality?

Edward Gallup:	No, no. It's just that in one quarter they may buy 150,000 and next quarter they might buy about 70 or 80.

Randy Gwirtzman:	It's nothing to do with machine drop-offs or anything like that?

Edward Gallup:	Nothing at all.

Operator:	Your next question comes from Steve Sabba of Kilkenny Capital.

Steve Sabba:	Yes. Hi. Thanks for taking my question. How do you deal with the machines that you are placing under rental agreements versus machines that are being just purchased outright? How does that affect the up-front cost versus sort of amortized loss?

Steve Ramsey:	On our reagent rental, we capitalize the instrument as a fixed asset. And then depending on whether the reagent contract is a 3, 4 or 5 year contract, we depreciate that instrument in the cost of goods sold, thereby matching that with the increased reagent revenues that we charge for the rental program.

Steve Sabba:	And as far as the US, what sort of timeline are you looking for after you've submitted the Galileo for approval?

Edward Gallup:	We have two historical points. The ABS2000, which was the very first fully-automated instrument approved by the FDA took 27 months. Ortho’s recent approval in July took 3 months. So, I’m not being facetious to say somewhere in between those two historical points.

Steve Sabba:	Then also, I understand that Olympus has some sort of system that is similar to the system of yours and Ortho’s. Could you just comment on that product?

Edward Gallup:	It has two systems. One is in the donor center only, and they have a lot of placements in donor centers. They only do ABO and RH testing. That product is called the PK7200. And Olympus is distributing, or will distribute, a product called the Tango, which is made by a German company called Biotest.

We have benchmarked that instrument, the Tango, along with all our other competitive instruments. And we don’t see it as competitive to what we sell.

Steve Sabba:	Why is that? What would be the reason?

Edward Gallup:	It’s been on the market in Europe for approximately 7 years. And it has not been very successful. And there are – I don’t think that the results on the antibody screening tests are as robust as they should be. And that is the critical test. And I have been told very recently that they may not even be continuing their clinical trials in the US. I am not certain of that, but that’s what I’ve been told.

Steve Sabba:	Okay. Thank you.

Operator:	Your next question comes from Bill Qwirk of RBC Capital Markets.

Bill Qwirk:	Hi, Ed. Hi, Steve. Say, just wanted to push you guys a little bit more on the gross margin here for the balance of the year, not necessarily in this particular quarter. Given that we have essentially an additional $1 million, the revenue line on the guidance, that is, can you kind of walk us through why, from an EPS standpoint, we're looking at guidance coming in by roughly $.03-.04?

Steve Ramsey:	Some element of conservatism. We don't see any improvement in factory efficiency for the balance of the year. We've got these programs in place that may even throw off additional costs. So we're just being extremely conservative here, Bill.

Bill Qwirk:	Okay. So should we be kind of thinking of the $.03-.04 being kind of spread over the next two quarters? Or is this going to be more so kind of a 4th quarter event kind of commensurate with consolidation of facilities?

Steve Ramsey:	No. I think you'll see it spread fairly evenly.

Bill Qwirk:	Great. And then just a couple housekeeping questions, if I may. Can you just give us the quick rundown on the ABS2000 and the ROSYS placements for the quarter?

Steve Ramsey:	I unfortunately don't have that number with me.

Bill Qwirk:	And then also, was there a price contribution here this quarter, and should we still be kind of thinking about full year pricing contribution in the 2-2.5 million range?

Steve Ramsey:	We did see a pricing contribution, and we're still comfortable with the 2-2.5.

Bill Qwirk:	Okay. Thanks so much guys.

Operator:	Your next question comes from Aaron Geist of Robert W. Baird.

Aaron Geist:	Good morning, gentlemen. Could you just spend a little bit of time talking about some of the competitive dynamics that will happen in Europe? We have heard that there are some mom and pop reagent manufacturers in Europe that weren’t able to receive CE marking. Can you talk about going after the home brew market in Europe, specifically in some areas where historically it’s been done with some of the smaller players there?

Edward Gallup:	Aaron, we think that number – and we’re not certain today how many did not receive CE marking. That number could be as high as $20 million throughout west and eastern Europe. There are a couple in Germany that might be as high as $5 million between the two of them. And I don’t know if they are in the group that did not apply, or didn’t have the wherewithal to get CE marking. I think there’s some upside there, but it’s hard to quantitate today. I mean, we’re only a week or so past the CE marking date. And we certainly will target, obviously, those customers.

My suspicion is that there might be a little more upside in Germany, but we’ll see how that plays out.

Aaron Geist:	Have you talked with your European distributors? Have they started to receive calls from some of those laboratories that are no longer able to use the products that don’t have CE marking?

Edward Gallup:	We have talked to our affiliates. And we don’t have concrete information yet. I mean, they could sell product – it’s my understanding, and I know you’re an expert in this area. I think they can sell product that was in inventory. So we may not see it for a little while.

Operator:	Your next question comes from Martin Auster of Wachovia Securities.

Zev Cohen:	Hey guys. It's actually Zev Cohen. Just two questions for you. The first one, do you have any better clarity on when the timing of this Inamed revenue might be booked?

Edward Gallup:	We still believe that we will begin shipping product in February.

Zev Cohen:	And another housekeeping question. In the '04 guidance that you guys gave, what kind of FX foreign exchange benefit are you guys looking at there?

Steve Ramsey:	We're not anticipating any dramatic change of FX down to the balance of the year.

Operator:	Your next question comes from David Snyder of Hoover Investment Management.

David Snyder:	I'm sorry. Question withdrawn.

Operator:	Your next question comes from Buddy Howard of CM Capital.

Buddy Howard:	Hey, Steve.

Steve Ramsey:	Hi, Buddy.

Buddy Howard:	Most of my questions have been answered. I did want to ask you, the margins on the business from Japan, would you expect that to be pretty similar to the European margins?

Edward Gallup:	We will expect that the instrument margins will be about the same. The reagent margins should be better.

Buddy Howard:	And given that, do you still believe that it’s sort of reasonable to have as a goal 65% gross margins in 3 years? I know you had mentioned that in the last conference call, and I just wonder, as you start looking at a bigger percentage coming from Japan and Europe, is that still something that’s achievable, in your mind?

Edward Gallup:	Our President Gioacchino DeChirico just walked in the room, and he set that goal for over the next 3 years. So I’ll let him respond.

Gioacchino DeChirico:	Well, I think that goal included Japan, sales increase in Japan. And we still maintain 65%.

Edward Gallup:	And most of which will come from factory efficiency.

Buddy Howard:	Okay. Thank you.

Operator:	Your next question is a follow-up from Steve Hamill of Piper Jaffray.

Steve Hamill:	Yes. I was just wondering, in terms of the US instrument sales, what effect, if any, you felt there was from the J&J ProView launch here in the quarter. I know you’ve been aggressively out showing the ABS with the road tour, and it doesn’t look like you got really the benefit here this quarter. Am I just expecting things to happen too quickly? Or do you think people are delaying decisions because of the ProView launch?

Edward Gallup:	I think, Steve, that you may be right. People may be delaying decisions. And sorry, I don’t have the ABS placement number in front of me for this 2nd quarter. But I still believe that the awareness level is up. We don’t see – of course, ProView – Ortho is targeting, as you might expect, their own gel manual customers. I know that you had written a report indicating there might be as many as 50 Pro Views out there. And we really – I do not believe the ProView is affecting ABS2000. It could be stretching the timing. But we have not lost business to a ProView sale.

Steve Hamill:	In terms of the Galileo showing at the AABB, it certainly seemed to draw a good-sized crowd. And what, in terms of real impact, do you think it can have, though, in terms of, will customers not wait to make a purchasing decision until they can get their hands on Galileo, and could that also have a negative effect on ABS sales?

Edward Gallup:	We have had a – we ended up with 125 customers having seen the Galileo in what we call private demonstrations. But as you know from being there, there were as many at 6-10 people at a time looking at it. We have put together a program where, if people are inclined to automate quickly, which some are, that we can give them an ABS on a rental program until the Galileo is approved in the United States. And we have had two customers who have done that.

Steve Hamill:	And then I guess if I can go back to the P&L for a moment, Steve. You have given us a sense in terms of where gross margin is coming in. And it makes me think that there’s got to be some other elements within operating expenses that were higher than anticipated. Is there anything else that sticks out that was higher than expected?

Steve Ramsey:	Of the 300,000 that was spent on CE marking, roughly half of it was cost of goods sold, and the other half of it was operating expenses. As we enter the 3rd quarter, it will probably be less in cost of sales, but additional expenses in SG&A.

Steve Hamill:	And how does that compare to what you would have spent in the August quarter? Because it looks like, at least in the press release, you’re saying it grew to 300,000. But that sounds like there was already some expenditures happening previously.

Steve Ramsey:	Right. I would say that the absolute growth was in the range of 200,000. We were really scrambling at the end.

Steve Hamill:	And in terms of the reason why, it seems like this was something that was known well in advance. Is there a particular issue as to why this was a scramble at the end?

Edward Gallup:	Just due to the number of products. 57 List A products for a company our size is - did we know we were going to have 57 List A products? Absolutely. It just became a huge, huge product. And as we got toward the end, as Steve said, we were really scrambling. We hired additional people that were budgeted for in expense as we've gone along. But as we got near the end, obviously, we had to get it done. And it became very expensive.

Steve Hamill:	Thank you.

Operator:	Once again, if you have a question at this time, please press * then the number 1 on your telephone keypad. Your next question comes from Jim Quinton of Barrett.

Jim Quinton:	Hi, Ed. How are you?

Edward Gallup:	Fine, thank you, Jim.

Jim Quinton:	I just got a dumb question here. There has been a lot of consolidations going on lately in the blood market. Recently Danaher bought a Swedish company for 720 million, and last night, Abbot Laboratories increased their stake in i-STAT. I was just wondering where you stood as far as, if you would comment on any feelers you’ve had recently, or what management’s thinking might be on a possible takeover somewhere.

Edward Gallup:	No feelers. Management is very content to operate the business, and think we can build shareholder value significantly.

Jim Quinton:	Thank you.

Operator:	At this time, there are no further questions.

Edward Gallup:	Again, this is Ed. Thank you very much for your participation. And we will schedule an additional call on January the 7th when we have our final release. Thank you.

Operator:	Thank you for joining today's conference call. You may disconnect at this time.